UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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•Preliminary Proxy Statement

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•Definitive Proxy Statement

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TORRID HOLDINGS INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Supplement to Proxy Statement

This proxy statement supplement, dated May 4, 2022 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Torrid Holdings Inc. (the “Company”), which was previously filed with the Securities and Exchange Commission on April 21, 2022, relating to the Company’s Annual Meeting of Stockholders to be held on June 2, 2022. To the extent information in this Supplement differs from, updates or conflicts with information disclosed in the Proxy Statement, the information in this Supplement is the more current information. We urge you to read carefully this Supplement, together with the Proxy Statement.

Transition of Elizabeth Muñoz from Chief Executive Officer to Chief Creative Officer

On May 3, 2022 (the “Transition Date”), the Company announced that Elizabeth Muñoz, 54, the Company’s Chief Executive Officer will voluntarily transition to the role of the Company’s Chief Creative Officer, effective as of the Transition Date. In connection with such transition, Ms. Muñoz will also step down from her role as a member of the Company’s Board of Directors (the “Board”), also effective as of the Transition Date.

In connection with Ms. Muñoz’s voluntary transition to her new role as the Company’s Chief Creative Officer, Ms. Muñoz, Torrid LLC, a California corporation, and the Company have entered into an amendment to her employment agreement (the “Muñoz Amendment Agreement”), effective as of the Transition Date.

The Muñoz Amendment Agreement provides that Ms. Muñoz will be employed by the Company as its Chief Creative Officer, will report directly to the Company’s Chief Executive Officer and will resign as a member of the Board, in each case, effective as of the Transition Date. Further, Ms. Muñoz waives any right to claim Good Reason (as defined in the Muñoz Employment Agreement) related to the changes in her title, duties, responsibilities and offices provided for in the Muñoz Amendment Agreement. Ms. Muñoz’s compensation and benefits will remain the same in her new role as Chief Creative Officer of the Company.

Ms. Muñoz is not a party to any arrangement or understanding regarding her selection as an officer. There are no family relationships between Ms. Muñoz and any director or executive officer of the Company. Ms. Muñoz is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

    The foregoing description of the material terms of the Muñoz Amendment Agreement is not complete and is qualified in its entirety by reference to the full text of the Muñoz Amendment Agreement attached as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2022 and Ms. Muñoz ‘s Employment Agreement, dated December 13, 2019, which was filed as Exhibit 10.11 to the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on June 7, 2021.

Appointment of Lisa M. Harper as Chief Executive Officer

On the Transition Date, the Company announced that Lisa M. Harper, 62, has been appointed as Chief Executive Officer of the Company, effective as of the Transition Date. Following her appointment as Chief Executive Officer, Ms. Harper will continue to serve as a member of the Board as an employee director, and will no longer receive any cash compensation in respect of her service on the Board. Following the Transition Date, Ms. Harper will remain a member of the Board’s Nominating and Corporate Governance Committee.

Ms. Harper has served as a member of the Company’s Board and its predecessor since 2008. From July 2021 until May 2022, Ms. Harper served as Executive Chairperson of Belk, a privately-owned department store chain. Prior to that, Ms. Harper served as Chief Executive Officer of Belk from July 2016 through July 2021. Ms. Harper previously served as Chief Executive Officer of each of the Company, its predecessor, and Hot Topic, from March 2011 until June 2016. From February 2001 until her retirement in July 2006, she served in various capacities with The Gymboree Corporation, a publicly-traded corporation operating a chain of specialty retail stores for children and women. Her roles at Gymboree included Chairman of the board of directors, from June 2002 to July 2006, Chief Creative Officer, from January 2006 to July 2006, Vice Chairman of the board of directors, from February 2001 to June 2002, and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper has also held merchandising and design positions with several other clothing retailers, including Limited Too, Esprit, GapKids, Mervyn’s and Levi Strauss. Ms. Harper attended the University of North Carolina at Chapel Hill. In addition to her service on our board of directors, Ms. Harper currently serves as a member of the board of directors of each of Belk and Hot Topic.

On the Transition Date, the Company and Ms. Harper entered into an employment agreement that sets forth the terms of her employment as the Company’s Chief Executive Officer (the “CEO Employment Agreement”). The CEO Employment Agreement does not provide for a fixed term of employment. Pursuant to the CEO Employment Agreement, Ms. Harper will receive the following: (i) an initial annual base salary of $1,000,000, less required deductions and withholdings, (ii) an annual bonus with a target opportunity equal to 150% of base salary less required deductions and withholdings, (iii) an equity award under the Company’s 2021 Long-Term Incentive Plan (the “LTIP”), as further described below, and (iv) reimbursement of reasonable business expenses incurred in conducting her duties as the Company’s Chief Executive Officer as well as of certain relocation expenses.

Upon a termination of Ms. Harper’s employment by the Company without “Cause” or a resignation by Ms. Harper for “Good Reason” (each as defined in the CEO Employment Agreement), subject to Ms. Harper’s execution and non-revocation of a release of claims, Ms. Harper is entitled to receive the following severance benefits: (i)

payment of an amount equal to 200% of base salary in effect at the time of termination, less required deductions and withholdings, payable in equal installments in accordance with the Company’s regular payroll practices over the 12-month period following such date of termination, and (ii) if Ms. Harper is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or analogous provisions of state law (collectively, “COBRA”) for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, the Company will pay the COBRA premiums necessary to continue the health insurance coverage in effect for Ms. Harper and/or her eligible dependents as of such date of termination until the earliest of (x) 36 months following such termination date, (y) the expiration of Ms. Harper’s eligibility for continuation coverage under COBRA, and (z) the date Ms. Harper becomes eligible for substantially equal group health insurance coverage in connection with new employment.

Ms. Harper has also agreed to the following restrictive covenants in the CEO Employment Agreement: (i) during the term of her employment and any period thereafter in which Ms. Harper is receiving severance benefits pursuant to the CEO Employment Agreement, an agreement not to engage in competition, directly or indirectly, with the Company or its affiliates, (ii) for a period of two years following the termination of her employment, an agreement not to solicit or encourage employees of the Company to leave its employ, or to hire such employees, (iii) during the term of her employment, an agreement not to acquire, assume or participate in any position, investment or interest known by Ms. Harper to be adverse or antagonistic to the Company or in any entity that is in competition with the business of the Company or any of its affiliates, (iv) during the term of her employment and at all times thereafter, an agreement not to disparage the Company, its affiliates or their respective employees, officers, directors or equityholders, (v) during the term of her employment and at all times thereafter, an agreement to preserve as confidential and not to disclose or use (other than on behalf of the Company) confidential information relating to the Company or its business and affairs, and (vi) an agreement to assign to the Company all trade secrets, inventions, developments and ideas protectable under relevant intellectual property laws and other proprietary rights.

On the Transition Date, the Company and Ms. Harper also entered into a performance stock unit award agreement (the “CEO Award Agreement”), pursuant to which the Company granted Ms. Harper 300,000 performance stock units (the “PSUs”) under the LTIP. The PSUs are subject to both time-vesting and performance-vesting. One-third of the PSUs will become time-vested on each of the first three anniversaries of the grant date, subject to Ms. Harper’s continued employment with or service to the Company through each such vesting date; provided, that all of the PSUs will become fully time-vested upon the consummation of a Change in Control (as defined in the LTIP), subject to Ms. Harper’s continued employment with or service to the Company through the date of consummation of such Change in Control. There is no proportionate or partial vesting in the periods prior to each time vesting date. The PSUs will become performance-vested based upon the achievement of the Company’s common stock of specified volume-weighted average trading price targets as reported on the principal exchange on which such common stock is traded and as measured during any 30 consecutive trading day period beginning on the grant date and ending on the third anniversary of the grant date (each, a “VWAP Target”). The PSUs will performance-vest as follows: (i) 25% upon achievement of a $15 VWAP Target, (ii) 50% upon achievement of a $20 VWAP Target, (iii) 75% upon achievement of a $25 VWAP Target, and (iv) 100% upon achievement of a $30 VWAP Target. Any PSUs that have not become vested as described herein will be immediately forfeited upon the earliest to occur of (x) Ms. Harper’s termination of employment with or service to the Company for any reason, (y) the third anniversary of the grant date, and (z) the consummation of a Change in Control. Notwithstanding the foregoing, the Committee (as defined in the LTIP) may provide for accelerated vesting of the PSUs at any time and for any reason.

Ms. Harper is not a party to any arrangement or understanding regarding her selection as an officer. There are no family relationships between Ms. Harper and any director or executive officer of the Company. Ms. Harper is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the material terms of the CEO Employment Agreement and the CEO Award Agreement is not complete and is qualified in its entirety by reference to the full text of the CEO Employment Agreement and the CEO Award Agreement attached as Exhibits 10.2 and 10.3, respectively, to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2022.

Resignation of George Wehlitz as Chief Financial Officer

As previously disclosed on December 8, 2021, George Wehlitz retired from his role as Chief Financial Officer of the Company at the end of the first quarter of fiscal 2022. In order to facilitate a smooth transition, Mr. Wehlitz will continue to be employed by the Company as a casual employee, will be paid at the rate of $9,615 per calendar week and will be eligible to receive such medical and dental benefits as are routinely made available to other employees of the Company, in each case, until July 29, 2022. Mr. Wehlitz will not be eligible to receive an annual bonus.

Appointment of Interim Chief Financial Officer

On the Transition Date, the Company announced that Tanner MacDiarmid, 40, has been appointed as Interim Chief Financial Officer of the Company, effective as of the Transition Date.
Mr. MacDiarmid has served as a Partner at MERU since April 2019, specializing in interim management for clients. He has served in various interim management roles, including as Interim Chief Financial Officer for a $3 billion specialty apparel retailer from April 2021 to April 2022. Mr. MacDiarmid previously held roles as Senior Vice

President at McKinsey & Company from March 2017 to April 2019 and Senior Director at Alvarez & Marsal from May 2007 to March 2017. He received a B.A. in Economics with a minor in Accounting from University of California at Los Angeles and is a Certified Public Accountant.
Mr. MacDiarmid is not a party to any arrangement or understanding regarding his selection as an officer. There are no family relationships between Mr. MacDiarmid and any director or executive officer of the Company. Mr. MacDiarmid is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Principal Financial Officer
On the Transition Date, the Company announced that Chinwe Abaelu, 49, has been appointed as Principal Financial Officer of the Company, effective as of the Transition Date.
Ms. Abaelu has served as the Company’s Senior Vice President, Chief Accounting Officer since March 2022. Ms. Abaelu’s scope of responsibility includes Internal and External Financial Reporting, Internal Audit, Tax, and Accounting. Ms. Abaelu was Senior Vice President, Finance from August 2021 to March 2022 and served as Vice President, Finance from April 2018 to July 2021. She was Sr. Director, Financial Reporting and Compliance between May 2016 and April 2018. Between 2006 and 2016, Ms. Abaelu served in various Finance leadership roles at Hot Topic. Prior to Hot Topic, Ms. Abaelu served in a Finance leadership role at Vendare Media Group and was an Audit and Business Advisory Services Manager at PricewaterhouseCoopers LLP prior to that. A Certified Public Accountant and Certified Internal Auditor, Ms. Abaelu holds a B.Sc. (Hons) degree in Accounting from the University of Nigeria.
Ms. Abaelu is not a party to any arrangement or understanding regarding her selection as an officer. There are no family relationships between Ms. Abaelu and any director or executive officer of the Company. Ms. Abaelu is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Independent Director

On the Transition Date, the Company announced that Michael Shaffer, 59, has been appointed as a member of the Board, effective as of the Transition Date.
Mr. Shaffer joined PVH Corp. (“PVH”) in 1990 as a Financial Budget Manager and over the next 30 years worked his way up through the organization, gaining valuable experience and insights into both financial and business operations. He held various roles, including Director of Accounting Operations, Vice President and Controller, Senior Vice President of Operations and Executive Vice President, Chief Operating Officer and Chief Financial Officer for PVH. In addition, Mr. Shaffer took on the additional responsibility at PVH of guiding the Building Resources for African American Voices (BRAAVE) with PVH and led the efforts as the executive sponsor. Mr. Shaffer retired in September 2021 from PVH. Mr. Shaffer completed his bachelor's degree in accounting from George Washington University and earned his CPA designation. He also served for five years on the board of directors with the Build-A-Bear Workshop, where he was Chair of the Audit Committee.
In connection with its decision to appoint Mr. Shaffer to the Board, the Board determined that Mr. Shaffer will be an “independent” director, as independence is defined in Rule 10A-3 of the Securities Act of 1934, as amended, and under the New York Stock Exchange listing standards. The Board has also determined that Mr. Shaffer will serve on the Audit Committee and will replace Theophlius Killion as chairperson of the Audit Committee. Mr. Killion will continue to serve as a member of the Audit Committee. Mr. Shaffer will serve as a director until the Company’s 2023 Annual Meeting of Stockholders.
Mr. Shaffer will receive compensation in accordance with the Company’s standard director compensation arrangements for non-employee directors as described under the heading “Director Compensation” in the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 30, 2021.
The Company also entered into an indemnification agreement with Mr. Shaffer in connection with his appointment to the Board. The indemnification agreement is in substantially the same form as the indemnification agreement for the other directors of the Company that was filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1, filed with the SEC on June 30, 2021. There are no other transactions with Mr. Shaffer which would require disclosure under Item 404(a) of Regulation S-K and there are no arrangements or understandings between Mr. Shaffer and any other person pursuant to which Mr. Shaffer was selected as a director.
This Supplement is first being released to shareholders on or about May 4, 2022, and should be read together with the Proxy Statement. To the extent information in this Supplement differs from, updates or conflicts with information disclosed in the Proxy Statement, the information in this Supplement is the more current information.